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                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

                 VANGUARD TREASURY FUND - TREASURY MONEY MARKET
               PORTFOLIO (FORMERLY THE U.S. TREASURY PORTFOLIO OF
                        VANGUARD MONEY MARKET RESERVES)


1.  AVERAGE ANNUAL TOTAL RETURN (AS OF NOVEMBER 30, 1997)


     (P1 + T)(N) = ERV

  Where:  P = a hypothetical initial payment of $1,000
        T = average annual total return
        N = number of years
        ERV = ending redeemable value at the end of the period

  ONE YEAR
     P = $1,000

     T = 5.10%

     N = 1

     ERV = $1,051.05


  FIVE YEARS
     P = $1,000

     T = 4.43%

     N = 5

     ERV = $1,242.04


  TEN YEARS
     P = $1,000

     T = 5.56%

     N = 10

     ERV = $1,717.85